Exhibit 14.1

Code of Business Conduct and Ethics

The Greenbrier Companies, Inc. (“Greenbrier” or the “Company”) intends to observe the highest ethical standards in all its business dealings.  Ethical conduct is the basis of our relationships with customers, suppliers, regulators and governmental agencies, and with one another. A sound ethical foundation helps to build a work environment which fosters self-respect, loyalty and dedication, and is free from discrimination.

Each Greenbrier officer, director, employee, agent and representative is expected to assist the Company in achieving a high ethical standard and this policy generally applies to all such individuals.  We will endeavor to play an important citizenship role in the communities in which we operate.

Greenbrier will conduct its relations with customers, suppliers, employees, stockholders and the press with honesty and integrity. In dealings with the public, we will be responsive and responsible, and open and timely in our communications.

We prosper when we serve our customers well.  Each organization and individual we do business with is entitled to expect a quality performance.  Products and services offered by the Company will be of the highest quality and as represented.  Advertising and promotion will be truthful, not exaggerated or misleading.

Greenbrier will honor its agreements.  No bribes, bonuses, kickbacks, lavish entertainment, or gifts will be given or received in exchange for special position, price or privilege.

Directors, officers and employees will maintain the confidentiality of sensitive or proprietary information and will not use such information for their personal benefit.  Property of the Company will be respected.

Laws and regulations affecting the Company must be obeyed by all officers, directors, employees, agents and representatives.  Illegal behavior will not be condoned or tolerated.  Compliance with the law means not only observing laws, but conducting our business so that we will deserve and receive recognition as a law-abiding organization. We strive to avoid even the appearance of impropriety or unethical behavior.

None of us should assume that Greenbrier’s interest ever requires conduct which is not in compliance with the law.  No one at Greenbrier has authority to give any order or direction that would result in a violation of this Code.

Honesty in Dealings with Customers, Suppliers and Each Other

The cornerstone of Greenbrier’s business conduct is honesty in all our dealings - honesty with our customers and suppliers, honesty with competitors and government agencies and honesty with each other within Greenbrier. Each Greenbrier director, officer and employee shall deal fairly and honestly with Greenbrier’s customers, suppliers, competitors and other employees, and not take unfair advantage of anyone through practices involving unfair dealing.

Marketing.  Greenbrier products and services will be marketed on their merits.  Use of deceptive or misleading statements, or attempts to induce individuals to place their personal interests above those of the organizations which they represent, is a violation of our policy.

We will not promise more than we believe we can deliver.  We will always seek a result in the long term interest of our customers and the Company.  In discussing our competition, we will emphasize our own strengths and will not disparage the business of competitors.

Accurate Records and Reports.  Greenbrier and its subsidiaries are required to keep accurate books, records and accounts to fairly reflect the Company’s transactions and to maintain an effective system of internal accounting controls.  Each employee involved in the Company’s recordkeeping is responsible to ensure that the Company’s books and records are complete, accurate and supported by appropriate documents in auditable form.  Each officer and employee involved in the Company’s disclosure process shall be familiar with, and comply with the Company’s disclosure controls, and provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.  No false or misleading entries and no undisclosed or unrecorded funds or assets will be permitted for any reason.  No payment will be made for purposes other than those described in the documents supporting the payment.  Company funds may not be deposited in any personal or non-corporate account.  Expense account and reimbursement records, invoices and (where applicable) time cards and records should be accurate and timely and honestly reflect actual transactions.

Avoiding Conflicts of Interest

The term “conflict of interest” describes any circumstance that casts doubt on one’s ability to act with objectivity in Greenbrier’s interests.  In identifying conflicts of interest perceptions can be as important as facts.  Potential conflicts of interest which can result in a negative perception of our representatives or Greenbrier should be avoided whenever possible.

Remember, a conflict of interest can arise unexpectedly or accidentally, without any action or improper motive on your part.  Each situation is different, and in evaluating yours, you will need to use good judgment.  Under no circumstances should you advance your own interests or activities outside the Company at the expense of Greenbrier’s interest.

Conflicts of interest arise in many circumstances.  The principles set forth in this Code are intended to aid us all in using good judgment when such circumstances arise.  However, some situations are not black and white and may well involve legitimate business activity.  In such cases, the following policies reflect Greenbrier’s attempt to balance competing interests and establish objective standards of behavior to assist in recognizing and avoiding conflicts of interest:

•Neither we nor any members of our families should have a material financial interest in a supplier, competitor, customer, distributor or any other organization which transacts business with Greenbrier unless the interest is disclosed to the Greenbrier Board of Directors.  In addition, any financial interest would be improper if the combination of one’s job responsibility, the magnitude of one’s investment, and the particular business in which one has invested is such that it is likely to be perceived by other people (rightly or wrongly) as influencing one’s actions as an employee of Greenbrier.  Minority investments in publicly held companies are not precluded by this policy.

•Unless an exception is established by Greenbrier, we should not represent a supplier to any Greenbrier company, be part of a supplier’s operating management, or be a supplier to a Greenbrier company in one’s own right.

•Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances.  Loans by the Company to, or guarantees by the Company of obligations of, directors and executive officers are expressly prohibited.

•Because they arise so frequently, gifts, business courtesies and entertainment are treated separately in this Code.  These areas are among the most common potential conflicts of interest which many of us encounter in our work.

Any conflict of interest or potential conflict of interest should be reported to your supervisor.

We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are reviewed and approved or ratified by a majority of the disinterested, independent members of the Board of Directors.

Gifts, Business Courtesies and Entertaining

Gifts between employees of different businesses range from widely distributed advertising novelties (which may be given and received), to bribes (which, of course, may not be given or received).  Greenbrier representatives may pay for and accept customary business amenities such as meals related to Greenbrier’s business purposes, provided the expenses involved are kept at a reasonable level.  In countries where local custom calls for giving gifts on special occasions to customers and others, gifts that are lawful, appropriate in nature and nominal in value may be given or exchanged.

In the case of gifts, services and entertainment, there is a point of unacceptability.  It is often difficult to determine where that point is.  One way to approach this question is to recognize that the purpose of both gifts and entertainment in business is to create goodwill in furtherance of a legitimate business purpose.  It is inappropriate if the purpose of giving gifts or providing entertainment is to unduly influence the recipient or to secure preferential treatment in furtherance of Greenbrier’s business purposes.  Another approach is to consider whether the public disclosure would be embarrassing to you or to Greenbrier.

We should not give money or any gift to an executive, official or employee of any supplier, customer, government agency or other organization if it could be construed as improperly influencing the business relationship with Greenbrier. When dealing with government officials and employees, what is acceptable in the business world may not be permitted.  In fact, such dealings may be unlawful.  Greenbrier representatives should not make or offer any gift, loan, favor or service which could be viewed as an attempt to influence or bias the independent judgment of any government employee or official.

Greenbrier employees, agents and representatives and their respective families may not accept money, non-customary gifts, or services of value, from any supplier as a result of the supplier’s business interests with the Company.  If we, or any family member, are offered money or a substantial gift, or if one arrives at our home or office, a supervisor should be informed.  Appropriate arrangements will be made to return or dispose of the gift.  We may accept a gift from a customer if it is of nominal value and is of a kind customarily offered to others having a similar relationship with the customer.

Promotional premiums and discounts (including frequent flyer awards) offered by transportation companies, hotels, auto rental agencies and restaurants may be accepted when they are offered to travelers generally, unless Greenbrier has specified to the contrary.  However, employees should not make travel arrangements which result in higher costs to Greenbrier than other available arrangements in order to receive travel awards.  Since the nature of these offerings changes regularly, it is wise to consult with your supervisor if you have doubts.

Corporate Opportunities

No employee, officer or director of Greenbrier can take for himself or herself personally opportunities that were discovered through the use of Greenbrier’s property, information or the person’s position with Greenbrier.  Employees, officers and directors cannot compete with the Company or use its property, information or position with the Company for personal gain.  Greenbrier’s legitimate interests must be considered when the opportunity to do so arises.

Greenbrier Property, Facilities and Confidential Information

Greenbrier has a wide variety of assets.  These assets range from physical assets, such as tools and equipment, to intangible properties like trade secrets, designs and inventions.  Our time during work hours is also a valuable Company asset.  Greenbrier needs all of these properties to conduct its business for the benefit of its stockholders and employees.  Protecting these assets against loss, theft, and misuse is essential.

Every Greenbrier director, officer and employee is responsible for protecting property entrusted to him or her and for helping to protect the Company’s assets in general.  Greenbrier assets, equipment and supplies must be used only for conducting Company business or for other purposes authorized by management and should not be used for personal gain or other unauthorized purposes.

Information systems, electronic and other communications facilities and databases are used extensively in Greenbrier’s business.  These facilities, including electronic mail, must be used only for authorized Company purposes and in compliance with all Company policies.  Each computer software installation must be accomplished with legally obtained software and comply fully with applicable licensing agreements.  Appropriate documentation supporting the legality of each software installation should be maintained.

Confidential Information.  Greenbrier’s confidential and proprietary information includes (among other items) business, financial and marketing plans, personnel information, inventions, research, and confidential information entrusted to the Company by vendors, customers and others.  Confidential information must be used or disclosed only by authorized persons and only in accordance with Greenbrier policies and procedures.

Inadvertent disclosure of confidential information, even by loyal employees, can harm the Company’s business.  Information about products, prices, earnings, business volumes or capital requirements which has not previously been made public by Greenbrier is not to be discussed with anyone outside the Company.  Discussions with people outside the Company about confidential performance data, potential acquisitions, plans, dispositions and marketing strategies, as well as other confidential information, should be conducted only by authorized officers and employees and should be limited to business transactions requiring disclosure of such information.

Questions from outsiders as to confidential subjects should be referred to the appropriate person at Greenbrier.  Questions from securities analysts or investors, for example, should be referred to Greenbrier’s investor relations staff.  Direct news media inquiries should be referred to public relations staff, unless the employee has been authorized by Greenbrier to comment about the Company or its business.

Use of non-public Company information that could affect Greenbrier’s stock price is strictly prohibited both by the Company and by federal and state law.  We must all take care to handle such information responsibly.  Naturally, “insider trading” of Greenbrier stock is prohibited.  Similarly prohibited is trading in the stock of any other company, such as a potential acquisition target, about which we obtain material non-public information through Greenbrier.  Greenbrier has adopted a specific policy dealing with insider information and securities trading.  Questions concerning these matters should be addressed to the legal department.

International Transactions

Even though the laws and business practices of foreign nations may differ from those in effect in the United States, the applicability of both foreign and U.S. laws to the Company’s operations will be strictly observed.

As Greenbrier expands its international presence, it is essential that we pay particular attention to rules applicable to international activities of American companies.  The United States Foreign Corrupt Practices Act (“FCPA”) governs activities of American companies dealing abroad.  In general, the FCPA prohibits offering anything of value to foreign officials for the purpose of improperly influencing an official decision.  It also prohibits unlawful political contributions to obtain or retain business.  And FCPA prohibits the use of false records or accounts in the conduct of foreign business.  It is important to remember that FCPA prohibits such activities even though they may be employed by our competitors or be commonplace in the countries in which we have dealings.  Violation of the FCPA can result in criminal prosecution and in civil suits and penalties.  In some cases, individuals may be barred from serving as an officer or director of a public company.  Greenbrier officers and employees engaged in international business must be aware of the FCPA and help to ensure compliance in all Greenbrier activities.

Greenbrier has adopted a specific policy dealing with the FCPA and other anti-bribery laws. Officers and employees who have questions concerning the legality of international activities should contact the Chief Compliance Officer or any attorney in the legal department.

Community Service and Political Activity

Participation is Encouraged.  Greenbrier encourages its employees to be active participants in the community.  Employees of Greenbrier participate in a wide variety of civic, charitable and political activities.

Public and Governmental Relations.  Greenbrier employs governmental relations and public policy personnel who are assigned the responsibility of fulfilling the Company’s corporate public affairs responsibility, communicating with public bodies and officials concerning the Company’s position on public policy questions, and maintaining the goodwill and understanding of public officials.  Communications of Greenbrier’s position to public officials or bodies by Greenbrier personnel must be coordinated with our designated governmental relations and public policy personnel.

Political Contributions.  There are a variety of laws that regulate corporate political contributions.  Any unauthorized political contributions could result in a legal violation, a civil or criminal penalty and/or reputational risk for Greenbrier.  To avoid any legal violation by Greenbrier and to ensure proper regulatory disclosures are filed, provided that such corporate contributions are permitted by local law, no corporate contributions may be made for political purposes without review by an authorized officer of Greenbrier.  Greenbrier will not reimburse directors, officers or employees for any personal contributions made in support of a political party, candidate or committee, nor will it compensate any directors, officers or employees for time devoted to political activity.

The prohibition on corporate political contributions applies to both direct and indirect support of candidates or political parties.  For example, Greenbrier is normally prohibited from purchasing tickets for special dinners or other fund raising events, loaning employees to political parties or committees, or furnishing transportation or duplicating facilities or services.  Any Company political activity must be strictly limited, with the prior approval of the Chief Executive Officer to matters which are clearly lawful and closely related to the interests of the Company, its employees and stockholders.

The Company may periodically solicit contributions to political action committees, or recommend support of particular candidates.  However, employees are not required to make personal political contributions on the Company’s behalf or to engage in political activities inconsistent with personal inclinations as a condition of employment or advancement.

Political Beliefs and Activities. Each employee’s political beliefs and activities are a matter of personal conscience, provided they are conducted in such a way as not to bring discredit to Greenbrier.  Employees should conduct themselves so as to make clear that any political views they may express are their own and not those of Greenbrier.

Greenbrier may from time to time provide factual information to its employees and stockholders concerning the impact on the Company of specific issues, legislation, and other governmental, political and public matters.

Holding Public Office.  Employees may hold public office if the effective performance of the employee in his or her job with Greenbrier is not affected.  A leave-of-absence to hold public office may be granted if approved by the Chief Executive Officer.

Antitrust Laws and Policies

Greenbrier operates in a highly competitive environment.  We intend to compete aggressively and fairly.  Greenbrier will adhere to both the letter and the spirit of the United States antitrust laws.  As Greenbrier expands its activities internationally, we must be sure that we also comply with laws governing competition in our host countries.

In contacts with our competitors, we do not discuss pricing policy or other matters which might violate the antitrust laws.  Discretion should be used in discussing matters such as contract terms and conditions, costs, inventories, market surveys or studies or production schedules. These matters are typically confidential to the Company.  Disclosure may also conflict with antitrust laws.  Collaboration or discussion with competitors on these subjects may be illegal.

Whenever practical, vendors and contractors should be selected on the basis of competitive bidding.

Discrimination and Harassment

Greenbrier is firmly committed to the principles of equality of opportunity as it relates to employment and human resources.  Greenbrier will offer employment, training, compensation and advancement on the basis of qualification and merit, regardless of race, religion, sex, sexual orientation, national origin, age or veteran status.  Greenbrier will extend the same considerations to qualified disabled persons, consistent with the individual’s abilities to perform job duties safely and efficiently.

Business relationships with competitors, suppliers and customers of Greenbrier must be conducted in such a manner as to avoid discrimination based on race, religion, sex, sexual orientation, national origin, age, veteran status, disability, gender identity or gender expression.

Harassment in general, and with respect to a legally protected status in particular, is specifically prohibited by a separate policy on harassment.

Adherence to this policy of non-discrimination is the responsibility of Greenbrier and all of its employees and may require special affirmative action by all levels of executive, managerial and supervisory personnel.

Safety and the Environment

Safe operation of all Greenbrier activities is a must.  We all have a responsibility to ensure that operations of the Company are conducted safely. Employees are expected to observe established safety rules and practices and to follow instructions regarding safe and efficient performance of their work.  Employees are encouraged to bring to the attention of supervisors or management any unsafe work practice, activity or condition.

Greenbrier is committed to operating its facilities in an environmentally sensitive and responsible manner.  Detailed policies dealing with environmental practices have been adopted and will be continuously followed and enforced.

Substance Abuse

Greenbrier’s policy on substance abuse has been established to help maintain a safe and productive work environment.

Use of alcoholic beverages during business hours, including lunches and break periods is discouraged.  Possession or use of alcoholic beverages on Greenbrier premises, except for authorized circumstances, is prohibited.  Possession, use, purchase, or sale of illegal drugs in a Greenbrier facility is strictly prohibited.

Reporting for work, or performing one’s job assignments, under the influence of alcohol or illegal substances is cause for immediate disciplinary action.

Greenbrier will take reasonable steps to minimize intrusion into personal privacy in enforcing this policy.  While opportunities for treatment and education will be important aspects of our substance abuse program, employees who violate this policy will be subject to appropriate disciplinary action, which may include termination of employment.

Administration, Reporting and Compliance

Administration.  This Code of Conduct has been adopted by the Board of Directors of The Greenbrier Companies, Inc. and applies to Greenbrier and all of its subsidiaries.  All officers and supervisory employees of the Company are charged with regular administration and enforcement of the policies and practices set forth in this Code.  Final authority for administration of this Code rests with the Chief Executive Officer of Greenbrier and the Board of Directors.  Any waiver of any provision of this Code that is granted to any executive officer or director may be made only by the Company’s Board of Directors or the Audit Committee.  Any such waiver must be publicly disclosed within four business days as required by the NYSE listing standards and applicable laws, rules and regulations.

Reporting.  Greenbrier has established a reporting system which allows directors, officers, employees, consultants and other agents of the Company or any subsidiary to report known or suspected violations of any of the policies set forth in this Code, or of other Greenbrier policies.  Any officer, director, employee, consultant or agent of the Company or any subsidiary having evidence to support a known or suspected violation should promptly report such evidence.  A report of any known or suspected violation should be factual, rather than speculative, and set forth the facts surrounding the alleged violation in as much detail as possible, including the names of the persons having knowledge of a violation and contain sufficient corroborating information to permit an appropriate inquiry or investigation.  Signed, written reports of violations are preferred (but not required) and will facilitate effective investigation.

Any officer, director, employee, consultant or agent of the Company or any subsidiary may submit a report of a known or suspected violation in writing (by mail, facsimile, email, inter-office mail or otherwise) to the Chief Executive Officer of the Company.  If the reporting person prefers, for any reason, not to submit a written report of a known or suspected violation, he or she may submit the report of such violation orally, in the case of an employee, consultant or agent, to his or her supervisor, or to the Chief Executive Officer of the Company.

For those persons who desire to make anonymous reporting complaints, the Company has retained an independent company, NAVEX Global, Inc., to establish a secure, confidential and anonymous reporting mechanism.  NAVEX’s role is to facilitate secure reporting and record-keeping through its EthicsPoint website and telephone hotline.  NAVEX will not investigate or evaluate reports of violations.

Due to legal restrictions, anonymous use of the EthicsPoint hotline and website is not encouraged in some countries (e.g., Poland).

Any officer, director, employee, consultant or agent of the Company or any subsidiary may submit a report of a known or suspected violation on a confidential or anonymous basis to the EthicsPoint hotline.  If the reporting person desires anonymity, they should not access the EthicsPoint website from the Greenbrier computer network, but rather should use a personal computer or outside internet portal, or telephone the EthicsPoint telephone hotline from outside the Company:

EthicsPoint website:	www.greenbrier.ethicspoint.com
Toll-free telephone hotline:	1 (866) 295-2647
For international calls, see attached listing

EthicsPoint will provide copies or transcripts of reports of Code violations to the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel and Chief Compliance Officer, the Chair of the Audit Committee and outside counsel, and such individuals may provide such reports to Greenbrier’s auditors and others, as needed for purposes of investigation. In the case of reports involving accounting, internal accounting controls or auditing matters, such reports will be handled in the accordance with the Audit Committee’s Policy Regarding Complaint Procedures Involving Accounting, Internal Accounting Controls or Auditing Matters.  Reports of Code violations which are submitted anonymously will remain anonymous.  Anonymous reports of Code violations will be treated in the same manner as those bearing a signature.  If requested by the reporting person, EthicsPoint will provide a process for handling follow-up questions directly with the reporting person to ensure confidentiality.

To the extent practicable, consistent with prudent investigative procedures, reports of known or suspected violations will be kept confidential.  Letters and other reports of known or suspected violations will be kept in confidence and acted upon only by designated objective Greenbrier personnel unless disclosure is required or deemed advisable in connection with any governmental investigation or report, in the interest of Greenbrier, or in the Company’s legal handling of the matter.  Greenbrier personnel will employ appropriate safeguards to preserve available privileges and confidentiality.

Upon receipt of a report of a known or suspected violation, the Chief Executive Officer of the Company will advise the Chairman of the Board of Directors, or, in the case of reports involving accounting, internal accounting controls or auditing matters, such reports will be handled in the accordance with the Audit Committee’s Policy Regarding Complaint Procedures Involving Accounting, Internal Accounting Controls or Auditing Matters.  The Company will arrange or conduct a prompt and appropriate investigation and/or evaluation of each credible report of a violation.  Investigations of a report of a known or suspected violation will be conducted by the Chief Executive Officer under the direction of the Board of Directors.  The Chairman of the Board of Directors has discretion to make summary resolution of any report of a violation which is too vague, insubstantial or lacking in credibility to warrant devotion of substantial Company resources.

Greenbrier will not tolerate or condone any form of harassment or intimidation of, or retaliation or retribution against, any person submitting in good faith a report of a violation or upon any employee who uses the reporting system to report truthfully, in good faith and with reasonable grounds, to believe that a basis for a report of a violation has occurred, unless the individual reporting is one of the violators.1  Conversely, Greenbrier will not permit use of this Code or the reporting procedures provided herein for the purpose of knowingly or recklessly submitting false or defamatory reports of violations.  Persons who abuse this Code or the reporting procedures may also be subject to discipline.

Nothing in this Code supplants Greenbrier’s general job performance standards.  All officers, directors, employees, consultants or agents of the Company are required to meet the Company’s applicable performance standards, without regard to whether they have submitted, or been the subject of, a report of a violation.

Compliance.  It is a condition of employment that each employee accept the responsibility for understanding and complying with the policies set forth in this Code. Greenbrier will require each employee, as well as each officer and director of the Company to comply with the policies set forth in this Code.  Greenbrier reserves the right to request any employee to complete and submit a statement in a form designated by Greenbrier pertaining to such employee’s compliance at any time or as frequently as Greenbrier may deem advisable.

Any employee who violates any of the policies set forth in this Code is subject to disciplinary action including but not limited to suspension or termination of employment and such other action, including legal action, as Greenbrier believes to be appropriate under the circumstances.

[1]

Federal law also prohibits retaliation for filing, testifying, assisting or participating in any manner in any investigation, proceeding or hearing conducted by a governmental enforcement agency relating to conduct that the employee reasonably believes constitutes a violation of federal fraud laws, federal securities laws or regulations, or other federal laws relating to fraud against shareholders.

Greenbrier EthicsPoint Calling Instructions

US and Canada (Direct Dial)

From an outside line, dial direct for your location:

Primary language: English	1-866-295-2647

Poland

From an outside line, dial the ITFS number for your location:

Poland	0-0-800-1211571

AT&T Direct Dial Access®

1.	From an outside line, dial the AT&T Direct Dial Access® for your location:
Poland	0-0-800-111-1111
2.	At the prompt dial 866-295-2647.
3.	The call will be answered in English. To continue your call in another language:
1.	Please state your language to request an interpreter.
2.	It may take 1-3 minutes to arrange for an interpreter.
3.	During this time please do not hang up.

Mexico

International Toll-Free Service (ITFS)

From an outside line, dial the ITFS number for your location:

Mexico	001-866-737-6850

Brazil

International Toll-Free Service (ITFS)

From an outside line, dial the ITFS number for your location:

Brazil	0800-892-0369

Romania

Global Inbound Services (GIS)

From an outside line, dial the GIS number for your location:

Romania	800477044

Turkey

Direct Access

1.	From an outside line dial the direct access number for your location:
Turkey	0811-288-0001
2.	At the English prompt, dial (844) 628-9746.